Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper Reports Solid Preliminary Third-Quarter 2008 Results

•	Earnings per share from continuing operations and before special items were $0.84, up from $0.56 in the second quarter of 2008 and $0.57 in the 2007 third quarter.

•	Third-quarter 2008 net earnings totaled $0.35 per share, compared with net earnings of $0.54 per share in the prior quarter and $0.51 per share in the third quarter of 2007.

•	Net sales for the quarter were $6.8 billion, versus $5.8 billion in the second quarter and $5.5 billion in the third quarter of 2007.

MEMPHIS, Tenn.—Oct. 30, 2008 —International Paper (NYSE: IP) today reported preliminary third-quarter 2008 net earnings of $149 million ($0.35 per share), compared with net earnings of $227 million ($0.54 per share) in the 2008 second quarter and $217 million ($0.51 per share) in the third quarter of 2007. Third-quarter 2008 amounts include the operating results of the packaging business acquired from Weyerhaeuser Co. on Aug. 4, 2008. Amounts in all periods include special items.

Diluted Earnings Per Share Summary

	Third Quarter 2008	Second Quarter 2008	Third Quarter 2007
Net Earnings	$0.35	$0.54	$0.51
Discontinued Operations:
Loss on sale or impairment	—	—	0.01

Earnings from Continuing Operations	0.35	0.54	0.52
Net Special Items Expense	0.49	0.02	0.05

Earnings from Continuing Operations and Before Special Items	$0.84	$0.56	$0.57

Earnings from continuing operations and before special items in the third quarter of 2008 were $356 million ($0.84 per share), compared with $235 million ($0.56 per share) in the 2008 second quarter and $243 million ($0.57 per share) in the third quarter of 2007.

Quarterly net sales were $6.8 billion, up from $5.8 billion in the second quarter and $5.5 billion in the third quarter of 2007.

Industry segment operating profits were $536 million for the 2008 third quarter, up from $393 million in the 2008 second quarter and $478 million in the third quarter of 2007. The quarter-to-quarter increase reflects the realization of previously announced price increases, a significant gain from a mineral rights sale, two months worth of earnings after the successful completion of the Weyerhaeuser packaging acquisition on Aug. 4 and benefits from cost reductions.

“While our third-quarter results were solid, our higher prices did not offset higher input costs which negatively impacted our net earnings,” said Chairman and CEO John Faraci. “Input costs for energy and recycled fibers have fallen recently, but costs for wood and some key chemicals are still rising. Currently, in aggregate, input and transportation costs remain high.

Commenting on the recent acquisition of the Weyerhaeuser packaging business, he noted, “The integration is going smoothly, quicker than planned and the first two months of results have met our expectations.”

Looking at the fourth quarter of 2008, Faraci said, “We are focused on managing our business in this significantly weaker economy and achieving the synergy targets we established for our industrial packaging business. Since mid-September, demand in our core businesses has weakened and as a result, we will continue to manage our capacity to meet our customers’ needs, and continue our cost reduction initiatives.”

SEGMENT INFORMATION

During 2008, in order to facilitate performance comparisons with other companies, the company changed its method of allocating corporate overhead expenses to attribute additional expense to its business segments. Accordingly, business segment operating profits for all periods have been restated to reflect this change. Third-quarter 2008 segment operating profits and business trends compared with the previous quarter are as follows:

Operating profits for Printing Papers were $103 million (including a $107 million impairment charge to write down the assets of the Inverurie, Scotland, mill to its estimated fair value), down from second-quarter operating profits of $226 million. Prices improved and volumes were steady except for some decline in the pulp business. High input costs and annual outages negatively impacted quarter-over-quarter earnings.

Industrial Packaging operating profits were $95 million (including charges totaling $58 million related to the Weyerhaeuser packaging acquisition), up from $87 million in the prior quarter. Volume was higher, mainly due to the acquisition, and pricing improved. High input costs negatively impacted earnings, but annual outage costs were much lower than in the second quarter. The Vicksburg mill recovery boiler is still being repaired after the second-quarter accident, and net of business interruption insurance recoveries, its impact on results was relatively flat quarter over quarter. Containerboard inventory levels remain low. Both the U.S. and European box volumes remain under pressure due to weak economic conditions.

Consumer Packaging lost $2 million (including a special $8 million charge relating to the reorganization of Shorewood’s Canadian operations) compared with a $13 million profit in the 2008 second quarter (including a $13 million charge related to Shorewood’s Canadian reorganization). Improved pricing did not offset high input costs. Volumes in the Foodservice business weakened with the slowing economy.

The company’s distribution business, xpedx, reported operating profits of $35 million, up from $26 million in the prior quarter because of increased revenue and cost management. While printing paper and packaging volumes did realize seasonal improvement, markets weakened near the end of the quarter.

Forest Products operating profits were $305 million, compared with second-quarter operating profits of $41 million largely due to $261 million of earnings from a mineral rights sale. While land and mineral rights sales are difficult to forecast within a quarter, the company’s objective continues to be to maximize net present value for shareholders.

Equity earnings, net of taxes, in Ilim Holding S.A. were $5 million for the quarter, down from $32 million reported in the 2008 second quarter, which included a $14 million after-tax foreign exchange gain and a $3 million option write-off charge. During the quarter, Ilim incurred a small after-tax foreign exchange loss and performed annual outages at two of its mill sites. Operations were solid, but pulp prices started to flatten and come under pressure. (Ilim’s results are reported on a one-quarter lag.)

Net corporate expenses totaled $40 million for the quarter, up from $21 million in the 2008 second quarter, but well below the $56 million recorded in the 2007 third quarter. The increase compared with the 2008 second quarter reflects a $10 million settlement of a multi-employer pension fund liability during the quarter and an $11 million gain on the sale of the former Natchez, Miss., mill site that was recorded in the second quarter. Lower pension expenses were the principle factor in the year-to-year quarterly decline.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the third quarter of 2008 was 32.5 percent, the same as in the second quarter of 2008 and higher than the 29 percent rate in the third quarter of 2007.

EFFECTS OF SPECIAL ITEMS

Special items in the third quarter of 2008 included a pre-tax charge of $107 million ($84 million after taxes) to write down the assets of the Inverurie, Scotland, mill to its estimated fair value, a $155 million pre-tax charge ($96 million after taxes) for restructuring and other charges, a $3 million pre-tax credit ($2 million after taxes) for adjustments to estimated transaction costs accrued in connection with 2006 transformation plan forestland sales, and a $29 million income tax charge relating to estimated U.S. taxes on a gain in the company’s Ilim joint venture. Restructuring and other charges included a $35 million pre-tax charge ($22 million after taxes) for costs associated with the company’s hardboard siding and roofing legal settlements, a $53 million pre-tax charge ($33 million after taxes) to write off supply chain initiative development costs following a decision not to implement the initiative in the U.S. container business, an $8 million pre-tax charge ($5 million after taxes) associated with the reorganization of Shorewood operations in Canada, pretax charges of $39 million ($24 million after taxes) and $19 million ($12 million after taxes) relating to the write-up of inventories in connection with the Weyerhaeuser packaging acquisition and integration costs, and a $1 million pre-tax charge ($0 million after taxes) for severance costs associated with the company’s transformation plan. The net after-tax effect of these special items is a loss of $207 million, or $0.49 per share.

Special items in the second quarter of 2008 consisted of a $13 million pre-tax charge ($9 million after taxes) for costs associated with the reorganization of Shorewood operations in Canada and a $3 million pre-tax gain ($2 million after taxes) for an adjustment to the gain on the 2006 transformation plan forestland sales. The net after-tax effect of these special items was a loss of $7 million, or $0.02 per share.

Special items in the third quarter of 2007 included restructuring and other charges totaling $42 million before taxes ($26 million after taxes), including $37 million of pre-tax charges ($23 million after taxes) related to the closure of the company’s Terre Haute, Ind., mill. Additionally, net pre-tax gains of $8 million ($6 million after taxes) were recorded, principally to reduce estimated transaction costs accrued in connection with the transformation plan forestland sales in 2006, and a $3 million increase to the income tax provision was recorded related to the settlement of a prior-year tax audit. The net after-tax effect of these special items is a loss of $23 million, or $0.05 per share.

EARNINGS WEBCAST

The company will host a webcast to discuss earnings and current market conditions at 10 a.m. EDT (9 a.m. CDT) today. All interested parties are invited to listen to the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investor tab and going to the Presentations page. A replay of the webcast will also be on the Web site approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper 3Q Earnings Call. The conference ID number is 64890241. Participants should call in no later than 9:45 a.m. EDT (8:45 a.m. CDT). An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “64890241.”

International Paper (NYSE:IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 65,000 people in more than 20 countries and serves customers worldwide. 2007 net sales were approximately $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the company’s ability to realize anticipated profit improvement from its transformation plan, including our ability to realize the expected benefits of our acquisition of the assets of Weyerhaeuser Company’s containerboard, packaging and recycling business in light of integration difficulties and other challenges; (ii) increases in interest rates and our ability to meet our debt service obligations; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, competition we face, the company’s product mix, demand and pricing for its products; (iv) global economic conditions and political changes, including but not limited to changes in currency exchange rates, credit availability, the company’s credit ratings issued by recognized credit rating organizations and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Patty Neuhoff, 901-419-4052; Investors: Tom Cleves, 901-419-7566, Ann-Marie Donaldson, 901-419-4967 and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2008		2007		2008		2008		2007
Net Sales	$6,808		$5,541		$5,807		$18,283		$16,049

Costs and Expenses
Cost of products sold	5,154	(a)	4,086		4,305		13,720	(a)	11,818
Selling and administrative expenses	507	(b)	455		459		1,438	(b)	1,331
Depreciation, amortization and cost of timber harvested	374		277		305		965		808
Distribution expenses	376		255		301		962		765
Taxes other than payroll and income taxes	48		42		44		136		131
Gain on sale of mineral rights	(261)		—		—		(261)		—
Restructuring and other charges	97	(c)	42	(f)	13	(g)	152	(h)	86	(j)
Forestland sales	(3	)(d)	(9	)(d)	(3	)(d)	(6	)(d)	(9	)(d)
Net (gains) losses on sales and impairments of businesses	107	(e)	1		—		106	(e)	(314	)(k)
Interest expense, net	144		77		81		306		218

Earnings From Continuing Operations Before Income Taxes, Equity Earnings and Minority Interest	265	(a-e)	315	(d,f)	302	(d,g)	765	(a,b,d,e,h)	1,215	(d,j,k)
Income tax provision	118		89		97		274		321
Equity earnings, net of taxes	5		—		30		51		—
Minority interest expense, net of taxes	3		6		7		15		17

Earnings From Continuing Operations	149	(a-e)	220	(d,f)	228	(d,g)	527	(a,b,d,e,h)	877	(d,j,k)
Discontinued operations, net of taxes and minority interest	—		(3)		(1)		(18	) (i)	(36	) (l)

Net Earnings	$149	(a-e)	$217	(d,f)	$227	(d,g)	$509	(a,b,d,e,h-i)	$841	(d,j-l)

Basic Earnings Per Common Share
Earnings from continuing operations	$0.35	(a-e)	$0.52	(d,f)	$0.54	(d,g)	$1.25	(a,b,d,e,h)	$2.03	(d,j,k)
Discontinued operations	—		(0.01)		—		(0.04	)(i)	(0.08	)(l)

Net earnings	$0.35	(a-e)	$0.51	(d,f)	$0.54	(d,g)	$1.21	(a,b,d,e,h-i)	$1.95	(d,j-l)

Diluted Earnings Per Common Share
Earnings from continuing operations	$0.35	(a-e)	$0.52	(d,f)	$0.54	(d,g)	$1.24	(a,b,d,e,h)	$2.01	(d,j,k)
Discontinued operations	—		(0.01)		—		(0.04	)(i)	(0.08	)(l)

Net earnings	$0.35	(a-e)	$0.51	(d,f)	$0.54	(d,g)	$1.20	(a,b,d,e,h-i)	$1.93	(d,j-l)

Average Shares of Common Stock Outstanding - Diluted	423.4		425.6		422.6		424.2		435.7

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.75		$0.75

The accompanying notes are an integral part of these financial statements.

(a)	Includes a pre-tax charge of $39 million ($24 million after taxes) relating to the write-up of inventory to fair value in connection with the acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling bysiness (CBPR).

(b)	Includes a pre-tax charge of $19 million ($12 million after taxes) for integration costs associated the CBPR acquisition.

(c)	Includes a pre-tax charge of $35 million ($22 million after taxes) for an adjustment to legal reserves, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada, and a pre-tax charge of $53 million ($33 million after taxes) to write off deferred supply chain initiative development costs for U.S. container operations that will not be implemented due to the CBPR acquisition, and a pre-tax charge of $1 million ($0 million after taxes) for severance costs associated with the Company’s Transformation Plan.

(d)	Reflects adjustments of estimated transaction costs accrued in connection with the 2006 Transformation Plan forestland sales.

(e)	Includes a pre-tax charge of $107 million ($84 million after taxes) to write down the assets at the Inverurie, Scotland mill to estimated fair value.

(f)	Includes a pre-tax charge of $27 million ($17 million after taxes) of accelerated depreciation charges for the Terre Haute, IN mill, which has been closed as part of the Company’s Transformation Plan, and a pre-tax charge of $10 million ($6 million after taxes) for environmental costs associated with this closure, a pre-tax charge of $3 million ($2 million after taxes) for Brazilian restructuring charges, and a pre-tax charge of $2 million ($1 million after taxes) for severance and other charges associated with the Company’s Transformation Plan.

(g)	Includes a pre-tax charge of $13 million ($9 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada.

(h)	Includes a $75 million pre-tax charge ($47 million after taxes) for adjustments to legal reserves, a pre-tax charge of $26 million ($17 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada , a pre-tax charge of $53 million ($33 million after taxes) to write off deferred supply chain initiative development costs for U.S. container operations that will not be implemented due to the CBPR acquisition, and a pre-tax gain of $2 million ($2 million after taxes) for adjustments to previously recorded reserves and other charges associated with the Company's Transformation Plan.

(i)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business, and the operating results of certain wood products facilities.

(j)	Includes a pre-tax charge of $27 million ($17 million after taxes) of accelerated depreciation charges for the Terre Haute, IN mill, which has been closed as part of the Company's Transformation Plan, and a pre-tax charge of $10 million ($6 million after taxes) for environmental costs associated with this closure, a pre-tax charge of $3 million ($2 million after taxes) for Brazilian restructuring charges, accelerated depreciation charges of $29 million ($18 million after taxes) for long-lived assets being removed from service, and $17 million ($10 million after taxes) for severance and other charges associated with the Company’s Transformation Plan.

(k)	Includes a pre-tax gain of $113 million ($102 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($159 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, a $6 million pre-tax loss ($4 million after taxes) for adjustments to the loss on the sale of UK and Ireland box plants, a $5 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business, and a $3 million pre-tax loss ($3 million after taxes) for other small items.

(l)	Includes a pre-tax gain of $16 million ($6 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $21 million ($43 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the year-to-date operating results of the beverage packaging and wood products businesses.

International Paper Company

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30, 2008	Nine Months Ended September 30,
	2008	2007		2008	2007
Earnings Before Special Items	$356	$243	$235	$766	$669
Restructuring and other charges	(96)	(26)	(9)	(131)	(53)
Net gains (losses) on sales and impairments of businesses	(84)	1	2	(83)	258
Forestland sales	2	5		4	5
Interest Income	—	—	—	—	1
Income tax adjustments	(29)	(3)	—	(29)	(3)

Earnings Per Common Share from Continuing Operations	149	220	228	527	877
Discontinued operations	—	(3)	(1)	(18)	(36)

Net Earnings as Reported	$149	$217	$227	$509	$841

	Three Months Ended September 30,		Three Months Ended June 30, 2008	Nine Months Ended September 30,
Diluted Earnings per Common Share	2008	2007		2008	2007
Earnings Per Share Before Special Items	$0.84	$0.57	$0.56	$1.80	$1.54
Restructuring and other charges	(0.23)	(0.05)	(0.02)	(0.31)	(0.11)
Net gains (losses) on sales and impairments of businesses	(0.20)	—	—	(0.19)	0.58
Forestland sales	—	0.01	—	0.01	0.01
Income tax adjustments	(0.06)	(0.01)	—	(0.07)	(0.01)

Earnings Per Common Share from Continuing Operations	0.35	0.52	0.54	1.24	2.01
Discontinued operations	—	(0.01)	—	(0.04)	(0.08)

Diluted Earnings per Common Share	$0.35	$0.51	$0.54	$1.20	$1.93

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3)	Since diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended September 30,			Three Months Ended June 30, 2008	Nine Months Ended September 30,
	2008		2007		2008	2007
Printing Papers	$1,800		$1,660	$1,790	$5,305	$4,810
Industrial Packaging	2,320		1,305	1,470	5,235	3,855
Consumer Packaging	830		775	795	2,395	2,315
Distribution	2,075		1,880	1,970	6,030	5,275
Forest Products	55		120	55	135	295
Other Businesses (6)	—		—	—	—	135
Corporate and Inter-segment Sales	(272)		(199)	(273)	(817)	(636)

Net Sales	$6,808		$5,541	$5,807	$18,283	$16,049

Operating Profit by Industry Segment

	Three Months Ended September 30,			Three Months Ended June 30, 2008	Nine Months Ended September 30,
	2008		2007 (2)		2008	2007 (2)
Printing Papers	$103	(3)	$241	$226	$514 (3)	$596
Industrial Packaging	95	(4)	84	87	279 (4)	265
Consumer Packaging	(2	) (5)	27	13 (5)	20 (5)	97
Distribution	35		30	26	77	80
Forest Products	305		96	41	371	287
Other Businesses (6)	—		—	—	—	6

Operating Profit (1)	536		478	393	1,261	1,331
Interest expense, net	(144)		(77)	(81)	(306)	(218)
Minority interest/equity earnings adjustment (7)	(1)		4	8	11	15
Corporate items, net	(40)		(56)	(21)	(82)	(150)
Restructuring and other charges	(89)		(42)	—	(126)	(86)
Sale of forestlands	3		9	3	6	9
Net gains on sales and impairments of businesses	—		(1)	—	1	314

Earnings From Continuing Operations Before Income Taxes, Equity Earnings, and Minority Interest	$265		$315	$302	$765	$1,215

Equity Earnings in Ilim Holdings S.A., Net of Taxes (1)	$5		$—	$32	$54	$—

(1)	In addition to the operating profits shown above, International Paper recorded $5 million and $32 million of equity earnings, net of taxes, for the three months ended September 30, 2008 and June 30, 2008, respectively, and $54 million of equity earnings, net of taxes, for the nine months ended September 30, 2008, related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.

(2)	Prior-year information has been revised to reflect a change in the allocation of corporate overhead to the Company's industry segments.

(3)	Includes a charge of $107 million to write down the assets of the Inverurie, Scotland mill to estimated fair value.

(4)	Includes a charge of $39 million relating to the write-up of inventory to fair value in connection with the CBPR acquisition, and a charge of $19 million for CBPR integration costs.

(5)	Includes charges of $8 million and $13 million for the three months ended September 30, 2008 and June 30, 2008, respectively, and $26 million for the nine months ended September 30, 2008, related to the reorganization of the Company's Shorewood operations in Canada.

(6)	Includes Arizona Chemical and certain smaller businesses.

(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest and equity earnings for these subsidiaries are included here to present consolidated earnings before income taxes, equity earnings, and minority interest.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended September 30,		Three Months Ended June 30, 2008	Nine Months Ended September 30,
	2008	2007		2008	2007
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	875	940	868	2,653	2,871
European & Russian Uncoated Papers	355	351	373	1,101	1,081
Brazilian Uncoated Papers	217	225	211	638	567
Asian Uncoated Papers	6	6	7	21	18

Uncoated Papers	1,453	1,522	1,459	4,413	4,537

Market Pulp (3)	448	348	416	1,218	1,020

Industrial Packaging (In thousands of short tons)
Corrugated Packaging (4)	1,641	896	896	3,419	2,683
Containerboard (4)	686	466	493	1,686	1,315
Recycling (4)	397	—	—	397	—
Saturated Kraft	45	42	39	130	124
Bleached Kraft	24	19	22	65	53
European Industrial Packaging	261	274	288	844	879
Asia Industrial Packaging	154	116	152	443	329

Industrial Packaging	3,208	1,813	1,890	6,984	5,383

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	403	413	399	1,202	1,200
European Coated Paperboard	81	79	73	235	238
Asia Coated Paperboard	138	127	123	386	371
Other Consumer Packaging	48	42	46	136	125

Consumer Packaging	670	661	641	1,959	1,934

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

(4)	Includes CBPR volumes from date of acquisition.

INTERNATIONAL PAPER

CONSOLIDATED BALANCE SHEET

Preliminary and Unaudited

(In Millions)

	September 30, 2008	December 31, 2007
Assets
Current Assets
Cash and Temporary Investments	$771	$905
Accounts and Notes Receivable, Net	3,864	3,152
Inventories	2,766	2,071
Assets of Businesses Held for Sale	—	24
Deferred Income Tax Assets	217	213
Other	272	370

Total Current Assets	7,890	6,735

Plants, Properties and Equipment, Net	14,755	10,141
Forestlands	712	770
Investments	1,377	1,276
Goodwill	3,877	3,650
Deferred Charges and Other Assets	1,558	1,587

Total Assets	$30,169	$24,159

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$800	$267
Liabilities of Businesses Held for Sale	—	4
Accounts Payable and Accrued Liabilities	4,155	3,571

Total Current Liabilities	4,955	3,842

Long-Term Debt	11,232	6,353
Deferred Income Taxes	3,124	2,919
Other Liabilities	1,854	2,145
Minority Interest	239	228
Common Shareholders’ Equity
Invested Capital	4,206	4,297
Retained Earnings	4,559	4,375

Total Common Shareholders’ Equity	8,765	8,672

Total Liabilities and Common Shareholders’ Equity	$30,169	$24,159

INTERNATIONAL PAPER

CONSOLIDATED STATEMENT OF CASH FLOWS

Preliminary and Unaudited

(In Millions)

	Nine Months Ended September 30,
	2008	2007
Operating Activities
Net earnings	$509	$841
Discontinued operations, net of taxes and minority interest	18	36

Earnings from continuing operations	527	877
Depreciation, amortization and cost of timber harvested	965	808
Deferred income tax (benefit) expense, net	(51)	125
Restructuring and other charges	152	86
Payments related to restructuring and legal reserves	(71)	(60)
Net losses (gains) on sales and impairments of businesses	106	(314)
Gains on sales of forestlands	(3)	(9)
Equity earnings, net	(51)	—
Periodic pension expense, net	89	158
Other, net	80	145
Changes in current assets and liabilities
Accounts and notes receivable	(12)	(6)
Inventories	(104)	(91)
Accounts payable and accrued liabilities	243	(313)
Other	86	1

Cash provided by operations - continuing operations	1,956	1,407
Cash used for operations - discontinued operations	—	(56)

Cash Provided by Operations	1,956	1,351

Investment Activities
Invested in capital projects	(732)	(804)
Acquisitions, net of cash received	(6,086)	(227)
Proceeds from divestitures	14	1,675
Equity investment in Ilim	(21)	—
Other	(147)	(135)

Cash (used for) provided by investment activities - continuing operations	(6,972)	509
Cash used for investment activities - discontinued operations	—	(12)

Cash (Used for) Provided by Investment Activities	(6,972)	497

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(47)	(1,124)
Issuance of common stock	1	122
Issuance of debt	6,011	15
Reduction of debt	(627)	(528)
Change in book overdrafts	(45)	(3)
Dividends paid	(321)	(330)
Other	(69)	—

Cash Provided by (Used for) Financing Activities	4,903	(1,848)

Effect of Exchange Rate Changes on Cash	(21)	78

Change in Cash and Temporary Investments	(134)	78
Cash and Temporary Investments
Beginning of the period	905	1,624

End of the period	$771	$1,702